Exhibit 99.1
To: Executive Officers and Directors
From: Ann McCauley
Date: September 1, 2011
Re: Notice of Blackout Period
In connection with changing recordkeepers and investment options of TJX’s General Saving/Profit Sharing Plan (the “401(k) plan”), there will be a blackout period for 401(k) plan participants currently scheduled from September 26, 2011 at 4:00 p.m. ET ending during the week of October 9, 2011. During this time, 401(k) plan participants will be unable to check their account balances, to direct or diversify investments in their plan accounts or to obtain loans, withdrawals or distributions from their plan accounts. The same blackout restrictions will apply to participants in the corresponding Puerto Rican plan.
Under federal law, during this blackout period, you are prohibited from directly or indirectly purchasing, selling, or otherwise acquiring, disposing or transferring shares of TJX common stock or derivative securities that you acquired in connection with your service or employment as a director or executive officer. These restrictions include indirect transactions by family members, partnerships, corporations, trusts or others where you have a pecuniary interest.
There are limited exceptions to these restrictions. TJX’s preclearance policy will continue to apply during the blackout period.
We will advise you of any updates on the blackout period once available or you can contact the TJX Treasury Department at 508-390-1000 or 770 Cochituate Road, Framingham, MA 01701, without charge, for additional information including the specific end date.